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                                                            [LOGO OF MetLife(R)]

MetLife Investors Insurance Company
5 Park Plaza
Suite 1900
Irvine, CA 92614

October 6, 2011

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  MetLife Investors Variable Annuity Account One
     MetLife Investors Insurance Company
     File Nos. 333-54358 and 811-05200
     SEC Accession No. 0001193125-11-242501
     Form AW - Withdrawal of amendment to a registration statement filed under the Securities Act

Dear Sir or Madam:

Pursuant to Rule 477(a) under the Securities Act of 1933 ("1933 Act"), MetLife Investors Insurance Company (the "Depositor") and MetLife Investors Variable Annuity Account One (the "Registrant") hereby request withdrawal of Registrant's Post-Effective Amendment No. 25 under the 1933 Act, and Amendment No. 234 under the Investment Company Act of 1940, to the above-referenced registration statement filed with the U.S. Securities and Exchange Commission ("Commission") on September 7, 2011 (SEC Accession No. 0001193125-11-242501) (the "Amendment").

The Depositor and the Registrant are requesting withdrawal of the Amendment, consistent with discussions with the Commission staff. No securities were sold in connection with the Amendment.

The Amendment will become effective pursuant to rule 485(a) of the 1933 Act on November 6, 2011. Therefore, the Depositor and the Registrant respectfully request that an order be issued granting this request for withdrawal of the Amendment as soon as is practicable.

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Page 2
Securities and Exchange Commission
October 6, 2011

If you have any questions regarding this matter, please contact Thomas Conner of Sutherland Asbill & Brennan LLP at (202) 383-0590.

Sincerely,

MetLife Investors Insurance Company


/s/ Gregory E. Illson
---------------------------------
Gregory E. Illson
Vice President

MetLife Investors Variable Annuity Account One


/s/ Gregory E. Illson
---------------------------------
Gregory E. Illson
Vice President

CC: W. Thomas Conner, Esq.
    Paula Minella, Esq.